UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 23, 2005

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 E. Princess Drive, Suite 290, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

(480) 609-3330

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
and
Item 8.01. Other Events

          On February 23, 2005, we issued a press release announcing that we had commenced a tender offer and consent solicitation for all of our 9 3/4% Senior Notes due 2011 and that we proposed several concurrent refinancing transactions. On February 24, 2005, we issued a press release announcing that we had priced the refinancing transactions. Following is a summary of the tender offer/consent solicitation and the refinancing transactions.

     ·      On February 23, 2005, we commenced a tender offer to purchase for cash any and all of the Company’s $280 million in outstanding principal amount of 9 3/4% senior notes due 2011. In addition, we are also soliciting consents from the holders of such notes to approve amendments to the indenture under which the notes were issued, that would eliminate substantially all of the restrictive covenants and certain events of default in the indenture.

     ·      On February 24, 2004, we priced a public offering of 900,000 shares of our common stock at a public price of $70.35 per share. Concurrently therewith, our Co-Chief Executive Officers are offering 600,000 shares of Meritage common stock for the same offering price, from which Meritage will receive no proceeds. In addition, Meritage granted to the underwriters a 30-day option to purchase up to 135,000 additional shares to cover over-allotments, if any. The common stock is being offered pursuant to a prospectus supplement and base prospectuses relating to effective registration statements. The closing of the common stock offering is anticipated to occur on or about March 2, 2005.

     ·      Also on February 24, 2005, we priced $350 million in aggregate principal amount of our 6 1/4% Senior Notes due 2015. The notes were priced at 99.5% of their face amount to yield 6.318%. The notes will be offered only to qualified institutional buyers in the United States under Rule 144A under the Securities Act of 1933 and certain investors under Regulation S of the Securities Act.

     A copy of these press releases, including information concerning forward-looking statements and factors that may affect our future results, is attached hereto as Exhibits 99.1 and 99.2

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

     99.1 Press Release dated February 23, 2005

     99.2 Press Release dated February 24, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2005

MERITAGE HOMES CORPORATION
/s/ Vicki L. Biggs
By: Vicki L. Biggs
Controller and Chief Accounting Officer